EXHIBIT 6.5

ASSIGNMENT

The undersigned inventors (collectively, the “Assignors”) have jointly created, developed and improved certain engineering data, information, know-how and other data related to that certain vehicle known as the “Scorpion”, except for the hydrogen technology associated with the Scorpion, which the Assignors are expressly not including in this Assignment (collectively the “Property”).

RONN MOTOR GROUP, INC., a Delaware corporation (“Assignee”), whose address is ASU SkySong Innovation and Research Center, 1475 S. Scottsdale Road, Suite 200, Scottsdale, Arizona 85257, desires to acquire the entire right, title and interest in the Property, and to any United States and foreign patents to be obtained from the Property.

Accordingly, for good and valuable consideration, the receipt and sufficiency of which we acknowledge, Assignors hereby sell, assign, and transfer to Assignee, its successors and assigns, the entire right, title and interest in the Property.

Assignors warrant and covenant that they have has the full and unencumbered right to sell, assign, and transfer the interests hereby sold, assigned, and transferred and that they have not executed and will not execute any document or instrument in conflict with this Assignment. Assignors further covenant and agree that, upon the request and at the expense of Assignee, they will execute and deliver any papers, make all rightful oaths, testify in any legal proceeding relating to the Property, communicate to Assignee all facts known to them relating to the Property and its history; and perform all other lawful acts deemed necessary or desirable by Assignee and its legal representatives, to secure, maintain, and enforce protection for the Property and for vesting title to the Property in Assignee, and in particular to perfect title to the Property.

Assignor hereby grants to Assignee authority and power to insert on this Assignment any further identification which may be necessary or desirable for purposes of recordation of this Assignment.

Executed this 1st day of March, 2017 at Tempe, Arizona.

By:	/s/ Ronal Maxwell
Ronal Maxwell

By:	/s/ Damon Kuhn
Damon Kuhn

[Notaries Appear on the Following Page]

1

STATE OF	Maricopa	)
COUNTY OF	Arizona	)

On this 1st day of March, 2017, before me personally appeared Ronal Maxwell, whose identity was proven to me on the basis of satisfactory evidence to be the person who he or she claims to be, and acknowledged that he or she signed the above/attached document.

/s/ Becky Hermosillo
(Notary Seal)	NOTARY PUBLIC

STATE OF	Texas	)
COUNTY OF	Tarrant	)

On this 1st day of March, 2017, before me personally appeared Damon Kuhn, whose identity was proven to me on the basis of satisfactory evidence to be the person who he or she claims to be, and acknowledged that he or she signed the above/attached document.

/s/ Antonette James
(Notary Seal)	NOTARY PUBLIC

2